Exhibit 10.29

EMPLOYMENT AGREEMENT

Party A: China Packaging Group Inc.

Party B: TJ Wu

Based on the PRC labor laws and regulations, the parties agree to the following:

I.              Term of Contract

This Agreement shall take effect on April 8, 2010.  Each party has the right to terminate this Agreement with one month prior notice to the other party.

II.            Position and Duties

1.             Position: CFO

2.             Duties: Managing the financial and planning work of the company, including without limitation, company strategy, financial strategy, budget and management control, and financial management.  Organize and establish the governance structure and the operating system of Party A, and assist Party A to obtain financing and to go public via merger, acquisition or otherwise.

III.           Salary and Payment

1.             Monthly payment is USD 8,000, and payable each month.

2.             Party B will also enjoy the welfare and employment benefits provided by Party A based on its employment rules and system during his employment with Party A.

IV.           Employment Disciplines

Party B shall study carefully and comply with the internal rules established by Party A, strictly comply with the working process and labor disciplines, cherish the properties of Party A, comply with professional ethics, actively participate in the training activities organized by Party A, and consistently enhance his own professional abilities.

V.            Amendment and Termination of Contract

1.             This Agreement can be terminated based on the agreement between the parties.

2.             Party A can terminate this Agreement if Party B:

(1)           was proved to be unsatisfactory to the employment conditions during the term of this Agreement;

(2)           seriously violates the employment and labor management system of Party A;

(3)           causes material damages to the benefits of Party A due to Party B’s ignorance or corruption;

(4)           establishes an employment relationship with any other employer and adversely affects his completion of the work assignment for Party A, or refuses to correct after informed by Party A; or

(5)           is sick or is injured due to non-work reasons, and cannot engage in the duties of this Agreement after the expiration of the medical period provided by laws and regulations, and cannot engage in any other work assignments provided by Party A.

VI.           Relevant Issues

Upon the execution of this Agreement by Party B, Party B shall terminate all other employment agreements and other relevant agreements with his original employer, and shall settle everything with his original employer.  Party B shall be solely responsible if he fails to terminate the agreement with his original employer upon executing this Agreement with Party A.

VII.          Miscellaneous

Anything that is not covered under this Agreement shall be governed by the State laws and regulations.

This Agreement is made in two copies, with each party holding one copy.

[Executed by Party A and Party B]

April 8, 2010